Exhibit 10.1

FIRST AMENDMENT TO LEASE

(EXPANSION & EXTENSION)

This FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into as of the 28th day of May, 2021, but made effective as of April 1, 2021, by and between 605 NASH, LLC, a California limited liability company (“Landlord”), and IMMUNITYBIO, Inc., a Delaware corporation (formerly known as NantKwest, Inc., a Delaware corporation)(“Tenant”).

RECITALS:

A.Landlord and Tenant entered into that certain lease agreement dated as of February 11, 2021 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain space containing a total of approximately 6,883 rentable square feet (the “Existing Premises”) located in the building commonly known as 605-607 Nash Street, El Segundo California (the “Building”).  The building consists of approximately 64,643 rentable square feet.

B.By this Amendment, Tenant desires and Landlord has agreed to (i) to lease the entire Building by expanding the premises under the Lease by approximately 57,760 rentable square feet, (ii) extend the term of the Lease for three months, and (iii) otherwise modify the Lease as provided herein.

C.Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1.Expansion Premises.  Effective, April 1, 2021 (“Expansion Commencement Date”), the Existing Premises shall be expanded by approximately 57,760 rentable square feet as depicted on Exhibit A attached hereto (the “Expansion Premises”).  Accordingly, as of the Expansion Commencement Date, all references in the Lease to the term “Premises” shall hereinafter mean and include the Existing Premises and Expansion Premises (i.e., the entire Building) which will then consist of approximately 64,643 rentable square feet. Landlord and Tenant each acknowledge and agree that the aforesaid description of the size and square footage of the Premises and the Building are an approximation, which the parties agree is reasonable and payments made thereupon are not subject to dispute..

2.Extended Lease Term.  The existing term of the Lease shall be extended an additional three (3) months and terminate on March 31, 2028 (as hereinafter extended the “Extended Term”), unless otherwise extended or renewed pursuant to Section 1.2 of the Lease. Upon the Expansion Commencement Date, all references in the Lease to the term “Term” shall hereinafter include the Extended Term.

3.Base Rent for the Expansion Premises. Effective from and after the Expansion Commencement Date through the end of the Term the initial monthly base rent for the Expansion Premises shall be $2.95 per rentable square foot of the Expansion Premises as set forth below (“Base Rent”) (subject to abatement of rent pursuant to Section 4) and shall be increased by three percent (3%) annually commencing on the Expansion Commencement Date and each year thereafter during the initial Term and, if applicable, during the Option Terms (the “Annual Increase”), all as set forth below:

Lease Period	Monthly Installment of Base Rent
Expansion Commencement Date –March 31, 2022	$170,392.00*
April 1, 2022 –March 31, 2023	$175,503.76
April 1, 2023 –March 31, 2024	$180,768.87
April 1, 2024 –March 31, 2025	$186,191.94
April 1, 2025 –March 31, 2026	$191,777.70
April 1, 2026 –March 31, 2027	$197,531.03
April 1, 2027 –March 31, 2028	$203,456.96

*The monthly Base Rent for the Expansion Premises shall be subject to rent abatement as set forth in Section 4.3 of this Lease.

4.Rent Abatement. As long as Tenant is not in default under the terms of the Lease, rent for the Expansion Premises shall be abated for the first seven (7) months following the Expansion Commencement Date.

5.Security Deposit. Tenant shall increase the total Security Deposit to $190,696.85, which shall be held subject to the terms of Article 5 of the Lease.

6.Tenant Improvement Allowances.  Tenant hereby accepts the Expansion Premises on an “AS IS” basis, without any obligation of Landlord to construct any improvements in the Expansion Premises; provided, however, Landlord shall provide Tenant a tenant improvement allowance for the Expansion Premises in the amount of Two Million Six Hundred Twenty-Eight Thousand and Eighty Dollars ($2,628,080.00) (based on $6.50 per rentable square foot of the Expansion Premises per year of lease Term) (“Expansion Space Allowance”) for costs and expenses associated with the construction of the initial tenant improvements in the Expansion Premises that are to be constructed by Tenant.  The Improvements to be made to the Expansion Premises and the Expansion Space Allowance shall be subject to the terms and conditions set forth in the Work Letter attached to the Lease (except as modified by the terms of this Amendment).

7.Parking. From and after the Expansion Commencement Date, Tenant shall have the right to use all the parking spaces at the Project free of charge.

8.Brokers.  Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment.  Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Amendment.

9.Miscellaneous.

a.Ratification.  Except as specifically amended or modified by this Amendment, the Lease shall remain in full force and effect and is hereby ratified and confirmed.

b.Severability of Provisions.  If any provision of this Amendment is for any reason held to be invalid, illegal or unenforceable in any respect, such provision shall not affect the validity, legality or enforceability of any other provision of this Amendment.

c.Entire Agreement; Amendments and Waivers.  This Amendment, together with any exhibits hereto and the agreements and documents contemplated herein to be executed by any of the parties hereto, constitutes the entire agreement between Tenant and the Landlord pertaining to the subject matter contained herein and supersedes any and all previous agreements between the parties hereto regarding the subject matter hereto.  Any provision of this Amendment may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment or waiver shall be effective only in the specific instance and specific purpose for which given.

d.Authority.  The individuals signing this Amendment on behalf of each party represent and warrant that such individual has the authority under the company’s governing documents to execute and deliver this Amendment in the name of and on behalf of the company.

e.Successors and Assigns.  The Lease, as amended hereby, shall apply to and bind Landlord and Tenant and their respective successors and assigns.

f.Conflicts.  Notwithstanding anything to the contrary in the Lease, in the event of a conflict or inconsistency between the terms of the Lease and the terms and conditions of this Amendment, the terms and conditions set forth in this Amendment shall control and shall be deemed to supersede the printed terms of the Lease.  Whether or not specifically amended by this Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Amendment.

g.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In order to facilitate the agreements contemplated by this Amendment, signatures transmitted by facsimile or via e-mail in a “PDF” format may be used in place of original signatures.  Each party intends to be bound by such party’s facsimile or “PDF” format signature on this Amendment, is aware that the other parties are relying on such party’s facsimile or “PDF” format signature, and hereby waives any defenses to the enforcement of this Amendment based upon the form of signature.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:		TENANT:

605 NASH, LLC,		IMMUNITYBIO, inc.,
a California limited liability company		a Delaware corporation

		By:	/s/ DAVID SACHS
By:	/s/ CHARLES N. KENWORTHY	Name:	David Sachs
Name:	Charles N. Kenworthy	Title:	CFO
Title:	Manager

Address:		Address:
9922 Jefferson Blvd.		3530 Johns Hopkins Court
Culver City, CA 90232		San Diego, CA 92121
Attention: Chuck Kenworthy		Attention: Chief Financial Officer

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